








Entergy | WE POWER LIFE℠

Update on Hurricane Laura

September 22, 2020











Caution Regarding Forward-looking Statements

In this presentation, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, statements regarding Entergy's 2020 earnings guidance; expectations around restoration timing, costs and recovery; and other statements of Entergy's plans, beliefs, or expectations included in this presentation. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements are subject to a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including (a) those factors discussed elsewhere in this presentation and in Entergy's most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, and Entergy's other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans, and other cost recovery mechanisms, including the risk that costs may not be recoverable to the extent anticipated by the utilities; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (e) effects of changes in federal, state, or local laws and regulations and other governmental actions or policies, including changes in monetary, fiscal, tax, environmental, or energy policies; and (f) the direct and indirect impacts of the COVID-19 pandemic on Entergy and its customers.

Entergy Powers Relief Efforts

Our Communities, Our Responsibilities


Thank you
for all you do!
Entergy

Entergy powers COVID-19 relief efforts with grants of $3+ million, 2+ million meals, 5,000+ crisis grants, and more


Altec
EEI
EMERGENCY
RESPONSE
AWARD

Entergy has been awarded the EEI storm response and/or assistance awards for 22 consecutive years

Hurricane Laura

Strongest Hurricane to Make Landfall in Louisiana in 164 Years


Aug. 27 1AM



Robust storm response

- >25,000 resources
- >230 companies, including 24 other utilities, representing 31 states

Laura Wreaked Devastation Along Its Path



Distribution

- **~14,000** poles
- **~4,800** transformers
- **~30,000** spans of wire
- **>30,000** crossarms



Transmission

- **~1,450** structures destroyed
- **~450** structures damaged
- **>300** substations
- **~225** lines

Advanced-design Transmission Structures Held Up Well



Rhodes to Nelson
Transmission Line
In service: 1971



Lake Charles
Transmission Project
In service: 2018

Restoration Extended by Transmission Damage

- **8/25** – Storm workers ready to respond
- **8/27** – 1:00 am: Hurricane Laura makes landfall in Cameron, LA with sustained winds of 150 mph
- **8/31** – Power restored to 80% of impacted customers
- **9/5** – Restored power to most customers outside of Calcasieu and Cameron parishes
- **9/6** – Energized transmission line into Calcasieu parish
  - Power restored to >90% of impacted customers
- **9/9** – Energized transmission line into Lake Charles
  - Calcasieu Plant comes online
- **9/11** – Restored second transmission line into Lake Charles
- **9/14** – Lake Charles Power Station comes online
- **9/15** – Power restored to 95% of impacted customers
- **9/21** – Power restored to 99% of impacted customers

Helping Our Communities





- With support from Entergy and others, the American Red Cross:
  - Deployed 1,800 volunteers and staff
  - Helped provide shelter to 21,000
  - Provided >111,000 meals
  - Distributed 46,000 personal care items and disaster supplies
  - Provided counseling and mental health support for 4,000 individuals
- Entergy shareholders:
  - Have committed $660,000 in charitable contributions to support communities impacted by Hurricane Laura
  - Are matching employee contributions to the Entergy Employee Assistance Fund, helping employees affected by the disaster

Strong Support for Our Storm Response

"Everybody can take some sense of satisfaction that Entergy is working very, very hard to make progress to bring power back on." **-- Governor John Bel Edwards**

"We have someone in the building today who is the president and CEO of Entergy Texas… their team is in here in force and getting this power and stuff restored as quickly as possible so that our citizens that are on their way home can have power as quickly as possible to get back to repairing their homes."
-- Orange County Judge John Gothia

"It seems like every couple of hours we get an update that a new neighborhood or a new area of town has some lights on. I can't tell you how proud I am of our city employees and Entergy… for moving mountains to make these things happen."

"If you would've told me two weeks ago that we would be sitting here today talking about power in Lake Charles over the next several days, I would've said there's no way. I think the government can take a page out of Entergy's book sometimes."
-- Lake Charles Mayor Nic Hunter

Hurricane Laura Preliminary Cost Estimate

Preliminary cost estimate[1]; $B


1.5–1.7
Other
Generation
Distribution
Transmission
Support
Hurricane
Laura

Preliminary estimates by OpCo; $B

E-LA	E-TX	Other OpCos
1.25 – 1.40	0.23 – 0.26	<0.03

Preliminary thoughts on recovery for LA and TX

- Expect to request recovery through securitization
- Potential for federal support

Entergy. WE POWER LIFE℠

[1] As of 9/22/20

Preliminary Estimates of 2020 Revenue Impact

Entergy Affirms 2020 Adjusted EPS Guidance Range

Preliminary estimate of 2020 revenue impact; pre-tax $M



Majority of the impact in Louisiana
(35) – (40)
20E

The financial impact of the lost revenue will be partly offset by lower operation and maintenance expenses resulting from redeployment of resources to storm work.

Federal Recognition of Gulf Coast Infrastructure

"It is important that we rebuild the grid – and I don't know the number yet, but it's going to be a multibillion-dollar event, it could be as high as $2 billion or might be more—it's important that the cost not be borne by the Louisiana ratepayers."

Given the critical nature of the energy infrastructure in southwest Louisiana, if the cost of the power grid infrastructure cannot be met from the disaster relief funds, "the Congress may choose to pass a catastrophic recovery bill, and if they do that then that's a whole different conversation." ***-- U.S. Secretary of Energy Dan Brouillette***

"The transmission loss in Louisiana is significant, with more than 1,000 transmission structures damaged or destroyed by the storm. Rebuilding the transmission system is essential to the overall restoration effort and will take weeks given the massive scale and complexity of the work. We will continue to coordinate closely to ensure the full capabilities of the industry and government are marshaled to rebuild this critical infrastructure as quickly as possible." ***-- U.S. Deputy Secretary of Energy Mark Menezes***








Entergy | WE POWER LIFE℠







Update on Hurricane Laura

September 22, 2020






